Exhibit 99.1

Steel Connect Reports Fourth Quarter Fiscal 2023 Financial Results

Fourth Quarter 2023 Results

•Net revenue from continuing operations totaled $40.8 million, as compared to $53.0 million in the prior year.
•Net income from continuing operations was $8.1 million, as compared to $2.9 million in the prior year.
•Net income attributable to common stockholders was $7.6 million, as compared to $0.8 million in the prior year.
•Adjusted EBITDA* was $10.6 million, as compared to $4.7 million in the prior year.
•Net cash provided by operating activities was $8.5 million.
•Free Cash Flow* totaled $5.3 million.
•Total debt was $12.5 million; Net Debt* totaled $(108.9) million.

Fiscal Year 2023 Financial Results

•Net revenue from continuing operations totaled $189.1 million, as compared to $203.3 million in the prior year.
•Net income from continuing operations was $15.6 million, as compared to net loss from continuing operations of $9.3 million in the prior year.
•Net income attributable to common stockholders was $13.5 million as compared to net loss attributable to common stockholders of $13.1 million in the prior year.
•Adjusted EBITDA* was $27.7 million, as compared to $8.0 million in the prior year.
•Net cash used in operating activities was $17.5 million.
•Free Cash Flow* totaled $15.4 million.

Other Developments

•On June 21, 2023 the previously announced reverse/forward stock split was effective. The split effected a 1-for-3,500 reverse stock split of the common stock (the “Reverse Stock Split”), followed immediately by a 375-for-1 forward stock split of the common stock (the “Forward Stock Split,” and, together with the Reverse Stock Split, the “Reverse/Forward Stock Split”). Accordingly, all share and per-share amounts for the current period and prior periods have been adjusted to reflect the Reverse/Forward Stock Split.
•As of July 31, 2023, the Company had disposed of all its interest in Aerojet common stock. The majority of Aerojet common stock was purchased when L3 Harris closed its merger with Aerojet. The Company received total net proceeds of $207.8 million in exchange for all of its Aerojet shares. As of July 31, 2023, the Company had received $53.3 million in cash and had a receivable of $154.5 million for proceeds receivable, which was received in August 2023.

NEW YORK, NY (November 8, 2023) – Steel Connect, Inc. (the "Company") (NASDAQ: STCN) today announced financial results for its fourth quarter and fiscal year ended July 31, 2023.

Results of Operations

The financial information and discussion that follows below are for the Company's operations. References herein to the "three months ended July 31, 2023" or the "fourth quarter" are the Successor period, May 1, 2023 through July 31, 2023. References herein to the “fiscal year ended July 31, 2023” or the “fiscal year 2023” combine the operational results before and after May 1, 2023 to enhance the comparability of such information to the prior fiscal year.

The Company elected to apply pushdown accounting as of May 1, 2023 as a result of the Exchange Transaction (the "Exchange Transaction") with Steel Partners ("Steel Partners", "SPLP"). The application of pushdown accounting uses Steel Partners' basis of accounting, which reflects the fair market value of the Company’s assets and liabilities at the date of the Exchange Transaction. As a result, the Company has reflected the required pushdown accounting adjustments in its consolidated financial statements. Due to the application of pushdown accounting, the Company’s consolidated financial statements include a black line division between the two distinct periods to indicate the application of two different bases of accounting, which may not be comparable, between the periods presented. The pre-exchange period through April 30, 2023 is referred to as the "Predecessor" period. The post-exchange period, May 1, 2023 through July 31, 2023, includes the impact of pushdown accounting and is referred to as the "Successor" period.

	Successor	Predecessor	Predecessor		Combined-	Predecessor
	Three Months Ended July 31,	Three Months Ended July 31,	August 1, 2022 to April 30,		Period from August 1, 2022 through July 31,	Fiscal Year Ended July 31,
	2023	2022	2023		2023	2022
	(in thousands)
Net revenue	$40,804	$53,049	$148,283		$189,087	$203,272
Net income (loss) from continuing operations	8,149	2,909	7,460		15,609	(9,256)
Net income (loss) attributable to common stockholders	$7,612	$767	$5,867		$13,480	$(13,097)
Adjusted EBITDA*	$10,560	$4,696	$17,145	30.5%	$27,706	$8,012
Adjusted EBITDA margin*	25.9%	8.9%	11.6%		14.7%	3.9%
Net cash provided by (used in) operating activities	$8,523	$2,133	$9,000		$17,523	$(3,134)
Additions to property and equipment	(807)	(343)	(1,311)		(2,118)	(1,485)
Free cash flow*	$5,250	$1,790	$7,689		$15,405	$(4,619)

*    See reconciliations of these non-GAAP measurements to the most directly comparable GAAP measures included in the financial tables. See also "Note Regarding Use of Non-GAAP Financial Measurements" below for the definitions of these non-GAAP measures.

Results of Operations

Comparison of the Fourth Quarter and Fiscal Year Ended July 31, 2023 and 2022

	Three Months Ended July 31,
	2023	2022	Fav (Unfav) ($)	% Change
	(unaudited, $ in thousands)
Net revenue	$40,804	$53,049	$(12,245)	(23.1)%
Cost of revenue	(29,749)	(41,064)	11,315	27.6%
Gross profit	11,055	11,985	(930)	(7.8)%
Gross profit margin	27.1%	22.6%	—	4.5%
Selling, general and administrative	(8,523)	(11,474)	2,951	25.7%
Amortization	(911)	—	(911)	(100.0)%
Interest expense	(265)	(761)	496	65.2%
Other gains, net	6,395	2,477	3,918	158.2%
Total costs and expenses	(33,053)	(50,822)	17,769	35.0%
Income from continuing operations before income taxes	7,751	2,227	5,524	248.0%
Income tax benefit	398	682	(284)	(41.6)%
Net income from continuing operations	$8,149	$2,909	$5,240	180.1%

	Fiscal Year Ended July 31,
	2023	2022	Fav (Unfav) ($)	% Change
	(unaudited, $ in thousands)
Net revenue	$189,087	$203,272	(14,185)	(7.0)%
Cost of revenue	(137,780)	(161,736)	23,956	14.8%
Gross profit	51,307	41,536	9,771	23.5%
Gross profit margin	27.1%	20.4%	—	6.7%
Selling, general and administrative	(41,986)	(40,373)	(1,613)	(4.0)%
Amortization	(911)	—	(911)	(100.0)%
Interest expense	(2,853)	(3,120)	267	8.6%
Other gains, net	11,284	4,089	7,195	176.0%
Total costs and expenses	(172,246)	(201,140)	28,894	14.4%
Income from continuing operations before income taxes	16,841	2,132	14,709	689.9%
Income tax expense	(1,232)	(11,388)	10,156	89.2%
Net income (loss) from continuing operations	$15,609	$(9,256)	$24,865	268.6%

Net Revenue

Net revenue from continuing operations for the fourth quarter decreased $12.2 million, or 23.1%, as compared to the same period in the prior year. This decrease in net revenue was primarily driven by lower volumes associated with clients in the computing and consumer electronics markets. Also contributing to the decrease was the exit of a customer in the medical devices electronics market. Fluctuations in foreign currency exchange rates had an insignificant impact on the Supply Chain segment's net revenues for the fourth quarter, as compared to the same period in the prior year.

Net revenue from continuing operations for the fiscal year ended July 31, 2023 decreased $14.2 million, or 7.0%, as compared to the same period in the prior year, primarily driven by lower volumes, lower demand and loss of certain programs in the medical devices electronics markets. Fluctuations in foreign currency exchange rates had an insignificant impact on the net revenue for the combined fiscal year ended July 31, 2023, as compared to the same period in the prior year.

Cost of Revenue

Cost of revenue from continuing operations for the fourth quarter decreased $11.3 million, or 27.6%, as compared to the same period in the prior year, primarily due to a $9.9 million decrease in materials procured on behalf of clients as a result of lower sales volume. The Company's gross margin percentage increased by 450 basis points to 27.1%, as compared to 22.6% for the same period in the prior year, primarily due to a higher percentage of value added revenue in comparison to total net revenue. Fluctuations in foreign currency exchange rates had an insignificant impact on the Supply Chain segment's cost of revenue for the fourth quarter, as compared to the same period in the prior year.

Cost of revenue from continuing operations for the fiscal year ended July 31, 2023 decreased $24.0 million, or 14.8%, as compared to the same period in the prior year, primarily due to a $22.4 million decrease in materials procured on behalf of clients. The Company's gross margin percentage increased by 670 basis points to 27.1% from 20.4% in the fiscal year ended July 31, 2023, primarily due to an increase in value added revenue of $8.2 million, driven by clients in the computing and consumer electronics markets. Fluctuations in foreign currency exchange rates had an insignificant impact on the Supply Chain segment's cost of revenue for the fiscal year ended July 31, 2023, as compared to the prior fiscal year.

Selling, General and Administrative

Selling, general and administrative ("SG&A") expenses for the fourth quarter decreased $3.0 million, or 25.7%, as compared to the same period in the prior year. The decrease in SG&A expenses is primarily due to lower Corporate-activity costs of $3.2 million, as a result of the majority of the Corporate-activity costs associated with the Exchange Transaction being incurred prior to the fourth quarter in fiscal year 2023. Fluctuations in foreign currency exchange rates had an insignificant impact on SG&A expenses for the fourth quarter, as compared to the same period in the prior year.

SG&A expenses for the fiscal year ended July 31, 2023 increased by approximately $1.6 million or 4.0%, as compared to the same period in the prior year, primarily due to Corporate-level activity. Corporate-level activity increased by $1.3 million, primarily due to an increase in professional and legal fees related to the Exchange Transaction. Fluctuations in foreign currency exchange rates had an insignificant impact on SG&A expenses for the fiscal year ended July 31, 2023, as compared to the prior fiscal year.

Amortization Expense

Amortization expense for the fourth quarter and for the fiscal year ended July 31, 2023 was $0.9 million and was driven by the recognition of intangible assets in connection with the application of pushdown accounting as a result of the Exchange Transaction. The Exchange Transaction closed on May 1, 2023, and as such, there was no activity for the fourth quarter or fiscal year ended July 31, 2022.

Interest Expense

Total interest expense for the fourth quarter decreased by $0.5 million or 65.2% as compared to the same period in the prior year. The decrease is a result of no discount amortization booked to interest expense on the Company’s outstanding 7.50% Convertible Note due September 1, 2024 (the "SPHG Note") in the fourth quarter. As a result of the Exchange Transaction, the Company will measure the SPHG Note at fair value on a recurring basis prospectively.

Total interest expense for the fiscal year ended July 31, 2023 remained relatively flat compared to the fiscal year ended July 31, 2022.

Other Gains, Net

Other gains, net for the fourth quarter were approximately $6.4 million. Other gains, net included gains of $5.1 million realized gains on the disposition of the Aerojet shares received in the Exchange Transaction, as well as $0.7 million of interest income received on money market funds. Other gains, net for the three months ended July 31, 2022 were approximately $2.5 million, which included gains of $0.9 million from the derecognition of accrued pricing liabilities in the Supply Chain segment, and $1.3 million in net realized and unrealized foreign exchange gains in the Supply Chain segment.

Other gains, net for the fiscal year ended July 31, 2023 and the fiscal year ended July 31, 2022 were $11.3 million and $4.1 million, respectively. Other gains, net for the fiscal year ended July 31, 2023 was primarily due to: (1) $5.1 million realized gains on the disposition of the Aerojet shares received in the Exchange Transaction, (2) $2.3 million gain from proceeds received from the sale of an investment in Tallan, Inc., (3) $1.6 million interest income on money market funds, (4) $1.4 million settlement with a client, and (5) $1.0 million sublease income. This activity was partially offset by $0.5 million unrealized loss on the fair value remeasurement of the SPHG Note. Other gains, net for the fiscal year ended July 31, 2022 included: (1) net realized and unrealized foreign exchange gains of $2.4 million, (2) gains of $0.9 million from the derecognition of accrued pricing liabilities, and (3) $0.7 million of sublease income.

Income Tax Benefit (Expense)

Income tax benefit for the fourth quarter was $0.4 million, as compared to $0.7 million for the same period in the prior year. Income tax expense for the fiscal year ended July 31, 2023 decreased $10.2 million, or 89.2%, as compared to the same period in the prior year. The change in income tax benefit for the three months ended July 31, 2023 as compared to the prior year period was primarily due to the mix of earnings from our U.S. and foreign jurisdictions. The decrease in income tax expense for the fiscal year ended July 31, 2023 is primarily due to the income tax benefit incurred during the fiscal year ended July 31, 2022 associated with an increase in the valuation allowance recorded on deferred tax assets as a result of the IWCO Direct disposal.
Net Income From Continuing Operations

Net income from continuing operations for the fourth quarter increased $5.2 million, as compared to the same period in the prior year. The increase in net income from continuing operations is primarily due to: (1) increase in other gains, net of $3.9 million and (2) lower SG&A expenses of $3.0 million. This activity was partially offset by (1) $0.3 million unfavorable change in income tax benefit and (2) $0.9 million in amortization expense incurred in the fourth quarter as a result of pushdown accounting, with no comparable activity in the prior year period. See above explanation for further details.

Net income from continuing operations for the year ended July 31, 2023 increased $24.9 million, as compared to the same period in the prior year. The increase in net income from continuing operations is primarily due to: (1) $9.8 million increase in gross profit primarily driven by lower cost of materials and an increase in value added revenue, (2) $7.2 million increase in other gains, net, and (3) $10.2 million decrease in income tax expense. This activity was partially offset by $1.6 million increase in

SG&A expenses and $0.9 million in amortization expense incurred as a result of pushdown accounting, with no comparable activity in the prior year period.. See above explanations for further details.

Additions to Property and Equipment (Capital Expenditures)

Capital expenditures for the fourth quarter totaled $0.8 million, or 2.0% of net revenue, as compared to $0.3 million, or 0.6% of net revenue, for the same period in the prior year. Capital expenditures increased to $2.1 million, or 1.1% of net revenue for the fiscal year ended July 31, 2023, from $1.5 million, or 0.7% of net revenue, for the same period in the prior year.

Adjusted EBITDA

Adjusted EBITDA increased $5.9 million, or 124.9%, for the fourth quarter as compared to the same period in the prior year, primarily due to (1) an increase in net income from continuing operations of $5.2 million, (2) a $1.4 million change from $0.6 million unrealized foreign exchange gains to $0.7 million unrealized foreign exchange losses, and (3) $0.9 million in amortization expense recognized in the fourth quarter as a result of intangible assets booked as part of pushdown accounting. This activity was partially offset by (1) $0.7 million increase in interest income, (2) $0.6 million decrease in restructuring-related expenses due to disposition of IWCO in fiscal 2022, and $0.5 million decrease in interest expense.

Adjusted EBITDA increased $19.7 million, or 245.8%, for the fiscal year ended July 31, 2023, as compared to the same period in the prior year, primarily due to: (1) an increase in net income from continuing operations of $24.9 million, (2) a $7.9 million change from unrealized foreign exchange gains of $3.6 million to $4.3 million unrealized foreign exchange losses, and (3) a $3.7 million increase in strategic consulting and other related professional fees, primarily due to the Exchange Transaction with SPLP. This activity was partially offset by (1) a decrease in income tax expense of $10.2 million, (2) increases in other non-cash gains of $3.1 million, (3) increases in interest income of $1.6 million and (4) decreases of $1.5 million in restructuring-related expenses.

Liquidity and Capital Resources

As of July 31, 2023, the Company had cash and cash equivalents of $121.4 million and ModusLink Corporation ("ModusLink") had readily available borrowing capacity of $11.9 million under its revolving credit facility with Umpqua Bank.

As of July 31, 2023, total debt outstanding was $12.5 million, which was the fair value of the 7.50% Convertible Senior Note due September 1, 2024.

About Steel Connect, Inc.

Steel Connect, Inc. is a holding company whose wholly-owned subsidiary, ModusLink Corporation, serves the supply chain management market.

ModusLink is an end-to-end global supply chain solutions and e-commerce provider serving clients in markets such as consumer electronics, communications, computing, medical devices, software and retail. ModusLink designs and executes critical elements in its clients' global supply chains to improve speed to market, product customization, flexibility, cost, quality and service. These benefits are delivered through a combination of industry expertise, innovative service solutions, and integrated operations, proven business processes, an expansive global footprint and world-class technology. ModusLink also produces and licenses an entitlement management solution powered by its enterprise-class Poetic software, which offers a complete solution for activation, provisioning, entitlement subscription, and data collection from physical goods (connected products) and digital products. ModusLink has an integrated network of strategically located facilities in various countries, including numerous sites throughout North America, Europe and Asia.

– Financial Tables Follow –

Steel Connect, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(in thousands)

	Successor	Predecessor
	July 31, 2023	July 31, 2022
ASSETS
Current assets:
Cash and cash equivalents	$121,372	$53,142
Accounts receivable, trade, net	28,616	40,083
Inventories, net	8,569	8,151
Funds held for clients	2,031	4,903
Prepaid expenses and other current assets	158,686	3,551
Total current assets	319,274	109,830
Property and equipment, net	3,698	3,534
Operating lease right-of-use assets	27,098	19,655
Other intangible assets, net	34,589	—
Goodwill	22,785	—
Other assets	3,737	4,730
Total assets	$411,181	$137,749

LIABILITIES, CONTINGENTLY REDEEMABLE PREFERRED STOCK AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$26,514	$30,553
Accrued expenses	26,774	28,396
Funds held for clients	1,949	4,903
Current lease obligations	7,973	6,466
Other current liabilities	4,544	13,482
Total current liabilities	67,754	83,800
Convertible note payable	12,461	11,047
Long-term lease obligations	19,161	12,945
Other long-term liabilities	5,442	3,983
Total long-term liabilities	37,064	27,975
Total liabilities	104,818	111,775

Contingently redeemable preferred stock
Series C contingently redeemable preferred stock	35,006	35,180
Series E contingently redeemable preferred stock	202,733	—
Total contingently redeemable preferred stock	237,739	35,180

Total stockholders' equity (deficit)	68,624	(9,206)
Total liabilities, contingently redeemable preferred stock and stockholders' equity	$411,181	$137,749

Steel Connect, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(in thousands, except per share amounts)

		(Unaudited)		(Unaudited)
	Successor	Predecessor	Predecessor	Combined-	Predecessor
	Three Months Ended July 31,	Three Months Ended July 31,	August 1, 2022 to April 30,	Period from August 1, 2022 through July 31,	Fiscal Year Ended July 31,
	2023	2022	2023	2023	2022

Net revenue	$40,804	$53,049	$148,283	$189,087	$203,272
Cost of revenue	29,749	41,064	108,031	137,780	161,736
Gross profit	11,055	11,985	40,252	51,307	41,536
Operating expenses:
Selling, general and administrative	8,523	11,474	33,463	41,986	40,373
Amortization	911	—	—	911	—
Total operating expenses	9,434	11,474	33,463	42,897	40,373
Operating income	1,621	511	6,789	8,410	1,163
Other income (expense):
Interest income	707	50	928	1,635	58
Interest expense	(265)	(761)	(2,588)	(2,853)	(3,120)
Other gains, net	5,688	2,427	3,961	9,649	4,031
Total other income	6,130	1,716	2,301	8,431	969
Income from continuing operations before income taxes	7,751	2,227	9,090	16,841	2,132
Income tax (benefit) expense	(398)	(682)	1,630	1,232	11,388
Net income (loss) from continuing operations	8,149	2,909	7,460	15,609	(9,256)
Net loss from discontinued operations	—	(1,605)	—	—	(1,712)
Net income (loss)	8,149	1,304	7,460	15,609	(10,968)
Less: Preferred dividends on redeemable preferred stock	(537)	(537)	(1,593)	(2,129)	(2,129)
Net income (loss) attributable to common stockholders	$7,612	$767	$5,867	$13,480	$(13,097)

Basic net income (loss) per share attributable to common stockholders:
Continuing operations	$0.29	$0.37	$0.91	$0.52	$(1.77)
Discontinued operations	—	(0.25)	—	—	(0.27)
Basic net income (loss) per share	$0.29	$0.12	$0.91	$0.52	$(2.04)

Diluted net income (loss) per share attributable to common stockholders:
Continuing operations	$0.29	$0.37	$0.89	$0.52	$(1.77)
Discontinued operations	—	(0.25)	—	—	(0.27)
Diluted net income (loss) per share	$0.29	$0.12	$0.89	$0.52	$(2.04)

Weighted-average number of common units outstanding - basic	6,177	6,423	6,449	6,027	6,425
Weighted-average number of common units outstanding - diluted	27,960	6,463	8,417	25,894	6,425

Steel Connect, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(in thousands)

	Successor	Fiscal Year Ended	Predecessor
	May 1 to July 31,	Fiscal Year Ended	August 1, 2022 to April 30,	Fiscal Year Ended July 31,
	2023		2023	2022
Cash flows from operating activities:
Net income (loss)	$8,149		$7,460	$(10,968)
Loss from discontinued operations, net of tax	—		—	1,712
Income (loss) from continuing operations	8,149		7,460	(9,256)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation	456		1,427	2,220
Amortization of intangible assets	911		—	—
Amortization of deferred financing costs	—		36	102
Accretion of debt discount	—		1,688	1,704
Share-based compensation	236		529	701
Deferred taxes	(250)		—	9,041
Non-cash lease expense	2,208		6,760	9,425
Bad debt expense (recovery)	(297)		1,136	(5)
Other (gains) losses, net	(5,687)		(3,962)	(4,087)
Non-cash impact of application of pushdown accounting	8,079		—	—
Changes in operating assets and liabilities:
Accounts receivable, net	8,409		2,933	(5,251)
Inventories, net	(1,567)		1,440	323
Prepaid expenses and other current assets	905		(1,237)	1,065
Accounts payable and accrued expenses	(1,690)		(3,886)	801
Refundable and accrued income taxes, net	(214)		(829)	(471)
Other assets and liabilities	(11,125)		(4,495)	(9,446)
Net cash provided by (used in) operating activities	8,523		9,000	(3,134)
Cash flows from investing activities:
Additions to property and equipment	(807)		(1,311)	(1,485)
Proceeds from the disposition of property and equipment	1		166	—
Proceeds from the sale of securities	53,644		1,881	—
Net cash provided by (used in) investing activities	52,838		736	(1,485)
Cash flows from financing activities:
Series C redeemable preferred stock dividend payments	(537)		(1,593)	(2,129)
Payment of deferred financing costs	—		(149)	(95)
Repayments on capital lease obligations	—		(38)	(73)
Repayments on debt	(1,000)		(1,000)	—
Payments for fractional shares resulting from the Reverse/Forward stock split	(2,288)		—	—
Net cash used in financing activities	(3,825)		(2,780)	(2,297)
Net effect of exchange rate changes on cash and cash equivalents	(29)		895	(1,368)
Net increase (decrease) in cash, cash equivalents and restricted cash	57,507		7,851	(8,284)
Cash, cash equivalents and restricted cash, beginning of period	65,896		58,045	66,329
Cash, cash equivalents and restricted cash, end of period	$123,403		$65,896	$58,045

Cash flows from discontinued operations:

Operating activities	$—	$—	$(6,738)
Investing activities	—	—	625
Financing activities	—	—	4,230
Net cash (used in) provided by discontinued operations	$—	$—	$(1,883)

Steel Connect, Inc. and Subsidiaries
Segment Data
(in thousands)

		(Unaudited)		(Unaudited)
	Successor	Predecessor	Predecessor	Combined-	Predecessor
	Three Months Ended July 31,	Three Months Ended July 31,	August 1, 2022 to April 30,	Period from August 1, 2022 through July 31,	Fiscal Year Ended July 31,
	2023	2022	2023	2023	2022
Net revenue:
Supply Chain	$40,804	$53,049	$148,283	$189,087	$203,272
Total segment net revenue	$40,804	$53,049	$148,283	$189,087	$203,272
Operating income:
Supply Chain	3,328	5,424	16,488	19,816	11,318
Total segment operating income	3,328	5,424	16,488	19,816	11,318
Corporate-level activity	(1,707)	(4,913)	(9,699)	(11,406)	(10,155)
Total operating (loss) income	1,621	511	6,789	8,410	1,163
Total other income	6,130	1,716	2,301	8,431	969
Income before income taxes	$7,751	$2,227	$9,090	$16,841	$2,132

Steel Connect, Inc. and Subsidiaries
Reconciliation of Non-GAAP Measures to GAAP Measures
(in thousands)
(unaudited)

EBITDA and Adjusted EBITDA Reconciliations:

	Successor	Predecessor	Predecessor	Combined-	Predecessor
	Three Months Ended July 31,	Three Months Ended July 31,	August 1, 2022 to April 30,	Period from August 1, 2022 through July 31,	Fiscal Year Ended July 31,
	2023	2022	2023	2023	2022
Net income (loss) from continuing operations	$8,149	$2,909	$7,460	$15,609	$(9,256)

Interest income	(707)	(50)	(928)	(1,635)	(59)
Interest expense	265	761	2,588	2,853	3,120
Income tax (benefit) expense	(398)	(682)	1,630	1,232	11,388
Depreciation	456	522	1,427	1,883	2,220
Amortization	911	0	0	911	0
EBITDA	8,676	3,460	12,177	20,853	7,413

Strategic consulting and other related professional fees	1,427	1,834	4,617	6,043	2,343
Executive severance and employee retention	—	81	(150)	(150)	495
Restructuring and restructuring-related expense	(62)	539	97	35	1,513
Share-based compensation	236	182	529	765	701
(Gain) loss on sale of long-lived assets	(1)	—	(129)	(129)	3
Unrealized foreign exchange (gains) losses, net	742	(626)	3,561	4,304	(3,557)
Other non-cash (gains) losses, net	(458)	(774)	(3,557)	(4,015)	(899)
Adjusted EBITDA	$10,560	$4,696	$17,145	$27,706	$8,012

Net revenue	$40,804	$53,049	$148,283	$189,087	$203,272
Adjusted EBITDA margin	25.9%	8.9%	11.6%	14.7%	3.9%

Free Cash Flow Reconciliation:

	Successor	Predecessor	Predecessor	Combined-	Predecessor
	Three Months Ended July 31,	Three Months Ended July 31,	August 1, 2022 to April 30,	Period from August 1, 2022 through July 31,	Fiscal Year Ended July 31,
	2023	2022	2023	2023	2022
Net cash provided by (used in) operating activities	$8,523	$2,133	$9,000	$17,523	$(3,134)
Additions to property and equipment	(807)	(343)	(1,311)	(2,118)	(1,485)
Free cash flow	$5,250	$1,790	$7,689	$15,405	$(4,619)

Net Debt Reconciliation:

	Successor	Predecessor
	July 31, 2023	July 31, 2022
Total debt, net	$12,461	$10,968
Unamortized discounts and issuance costs	—	3,972
Cash and cash equivalents	(121,372)	(53,142)
Net debt	$(108,911)	$(38,202)

Note Regarding Use of Non-GAAP Financial Measurements

In addition to the financial measures prepared in accordance with generally accepted accounting principles, the Company uses EBITDA, Adjusted EBITDA, Free Cash Flow and Net Debt, all of which are non-GAAP financial measures, to assess its performance. EBITDA represents earnings (loss) from continuing operations before interest income, interest expense, income tax expense, depreciation and amortization of intangible assets. We define Adjusted EBITDA as net income (loss) from continuing operations excluding net charges related to interest income, interest expense, income tax (benefit) expense, depreciation, amortization, strategic consulting and other related professional fees, executive severance and employee retention, restructuring and restructuring-related expense, share-based compensation, (gain) loss on sale of long-lived assets, unrealized foreign exchange (gains) losses, net, and other non-cash (gains) losses, net. The Company defines Free Cash Flow as net cash provided by (used in) operating activities less additions to property and equipment, and defines Net Debt as the sum of total debt, excluding reductions for unamortized discounts and issuance costs, less cash and cash equivalents.

We believe that providing these non-GAAP measurements to investors is useful, as these measures provide important supplemental information of our performance to investors and permit investors and management to evaluate the operating performance of our business. These measures provide useful supplemental information to management and investors regarding our operating results as they exclude certain items whose fluctuation from period-to-period do not necessarily correspond to changes in the operating results of our business. We use EBITDA and Adjusted EBITDA in internal forecasts and models when establishing internal operating budgets, supplementing the financial results and forecasts reported to our Board of Directors, determining a component of certain incentive compensation for executive officers and other key employees based on operating performance, determining compliance with certain covenants in the Company's credit facilities, and evaluating short-term and long-term operating trends in our core business. We use Free Cash Flow to conduct and evaluate our business because, although it is similar to cash flow from operations, we believe it is a useful measure of cash flows since purchases of property and equipment are a necessary component of ongoing operations, and similar to the use of Net Debt, assists management with its capital planning and financing considerations.

We believe that these non-GAAP financial measures assist in providing an enhanced understanding of our underlying operational measures to manage our core businesses, to evaluate performance compared to prior periods and the marketplace, and to establish operational goals. Further, we believe that these non-GAAP financial adjustments are useful to investors because they allow investors to evaluate the effectiveness of the methodology and information used by management in our financial and operational decision-making. These non-GAAP financial measures should not be considered in isolation or as a substitute for financial information provided in accordance with U.S. GAAP. These non-GAAP financial measures may not be computed in the same manner as similarly titled measures used by other companies

Some of the limitations of EBITDA and Adjusted EBITDA include:

•EBITDA and Adjusted EBITDA do not reflect changes in, or cash requirements for, our working capital needs;
•EBITDA and Adjusted EBITDA do not reflect our interest expense, or the cash requirements necessary to service interest or principal payments, on our debt;
•EBITDA and Adjusted EBITDA do not reflect our tax expense or the cash requirements to pay our taxes;
•EBITDA and Adjusted EBITDA do not reflect historical capital expenditures or future requirements for capital expenditures or contractual commitments;
•although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA and Adjusted EBITDA do not reflect any cash requirements for such replacements; and
•other companies in our industry may calculate EBITDA and Adjusted EBITDA differently, limiting their usefulness as comparative measures.

In addition, Net Debt assumes the Company's cash and cash equivalents can be used to reduce outstanding debt without restriction, while Free Cash Flow has limitations due to the fact that it does not represent the residual cash flow available for discretionary expenditures and excludes the Company's remaining investing activities and financing activities, including the requirement for principal payments on the Company's outstanding indebtedness.

See reconciliations of these non-GAAP measures to the most directly comparable GAAP measures included in the financial tables of this release.

Net Operating Loss Carryforwards

The Company's Restated Certificate of Incorporation (the “Protective Amendment”) and Amended Tax Benefits Preservation Plan (the “Tax Plan”) includes provisions designed to protect the tax benefits of the Company's net operating loss carryforwards by preventing certain transfers of our securities that could result in an "ownership change" (as defined under Section 382 of the Internal Revenue Code). The Protective Amendment generally restricts any direct or indirect transfer if the effect would be to (i) increase the direct, indirect or constructive ownership of any stockholder from less than 4.99 percent to 4.99 percent or more of the shares of common stock then outstanding or (ii) increase the direct, indirect or constructive ownership of any stockholder owning or deemed to own 4.99 percent or more of the shares of common stock then outstanding. Pursuant to the Protective Amendment, any direct or indirect transfer attempted in violation of the Protective Amendment would be void as of the date of the prohibited transfer as to the purported transferee (or, in the case of an indirect transfer, the ownership of the direct owner of the shares would terminate simultaneously with the transfer), and the purported transferee (or in the case of any indirect transfer, the direct owner) would not be recognized as the owner of the shares owned in violation of the Protective Amendment (the "excess stock") for any purpose, including for purposes of voting and receiving dividends or other distributions in respect of such shares, or in the case of options, receiving shares in respect of their exercise. Pursuant to the Tax Plan and subject to certain exceptions, if a stockholder (or group) becomes a 4.99-percent stockholder after adoption of the Tax Plan, certain rights attached to each outstanding share of our common stock would generally become exercisable and entitle stockholders (other than the new 4.99-percent stockholder or group) to purchase additional shares of the Company at a significant discount, resulting in substantial dilution in the economic interest and voting power of the new 4.99-percent stockholder (or group). In addition, under certain circumstances in which the Company is acquired in a merger or other business combination after an non-exempt stockholder (or group) becomes a new 4.99-percent stockholder, each holder of a right (other than the new 4.99-percent stockholder or group) would then be entitled to purchase shares of the acquiring company's common stock at a discount. For further discussion of the Company's tax benefits preservation plan, please see the Company's filings with the SEC.

Forward-Looking Statements

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements in this release that are not historical facts are hereby identified as "forward-looking statements" for the purpose of the safe harbor provided by Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact, including without limitation, those with respect to the Company's goals, plans, expectations and strategies set forth herein are forward-looking statements. The following important factors and uncertainties, among others, could cause actual results to differ materially from those described in these forward-looking statements: changes in the Company’s relationships with significant clients; fluctuations in demand for our products and services; the Company’s ability to achieve and sustain operating profitability; demand variability from clients without minimum purchase requirements; general economic conditions and public health crises; intense competition in the Company’s business; risks relating to impairment, misappropriation, theft and credit-related issues with respect to funds held for the Company’s clients; our ability to maintain adequate inventory levels; our ability to raise or access capital in the future; difficulties increasing operating efficiencies and effecting cost savings; loss of essential employees or an inability to recruit and retain personnel; the Company's ability to execute on its business strategy and to achieve anticipated synergies and benefits from business acquisitions; risks inherent with conducting international operations, including the Company’s operations in Mainland China; the risk of damage, misappropriation or loss of the physical or intellectual property of the Company’s clients; increased competition and technological changes in the markets in which the Company competes; disruptions in or breaches of the Company’s technology systems; failure to settle disputes and litigation on terms favorable to the Company; the Company's ability to preserve and monetize its net operating losses; changes in tax rates, laws or regulations; failure to maintain compliance with Nasdaq’s continued listing requirements; potential conflicts of interest arising from the interests of the members of the Company’s board of directors in Steel Holdings and its affiliates; risks related to the Reverse/Forward Stock Split; potential restrictions imposed by its indebtedness; and potential adverse effects from changes in interest rates. For a detailed discussion of cautionary statements and risks that may affect the Company's future results of operations and financial results, please refer to the Company's filings with the SEC, including, but not limited to, the risk factors in the Company's Annual Report on Form 10-K filed with the SEC on November 8, 2023. These filings are available on the Company's Investor Relations website under the "SEC Filings" tab.

All forward-looking statements are necessarily only estimates of future results, and there can be no assurance that actual results will not differ materially from expectations, and, therefore, you are cautioned not to place undue reliance on such statements. Further, any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events.

Investor Relations Contact

Jennifer Golembeske
914-461-1276
investorrelations@steelconnectinc.com